                                  EXHIBIT 99.1

PRESS RELEASE           FOR IMMEDIATE RELEASE
                        Contact: Robert W. Hughes
                        Telephone: (614) 761-2302


                               OC FINANCIAL, INC.
                        COMPLETES INITIAL STOCK OFFERING


Dublin, Ohio - (March 31, 2005). Robert W. Hughes, Chairman, President and Chief Executive Officer of Ohio Central Savings, (the "Bank"), headquartered in Dublin, Ohio, announced today that OC Financial, Inc., the newly-formed holding company of the Bank, has completed its initial stock offering as part of the Bank's separation from Third Federal Savings to become an independent institution. The holding company sold 560,198 shares of common stock at $10.00 per share in a subscription offering.

     On March 28, 2005, Ohio Central Savings Plan of Conversion and Reorganization was approved by the Bank's members at a Special Meeting that was held at the main office of the Bank.

     The shares of OC Financial will begin trading on the OTC Bulletin Board under the symbol "OCFL.OB" on April 1, 2005. The subscription offering was managed by Keefe, Bruyette, & Woods, Inc. Luse Gorman Pomerenk & Schick served as counsel to the Bank.

     The Board of Directors, officers and employees of Ohio Central Savings and OC Financial express their gratitude for the overwhelming support for the offering by their customers, pledge their best efforts toward the opportunities ahead, and look forward to serving the needs of their customers and new stockholders.

     Ohio Central Savings was originally founded in 1949 as a credit union and converted to a federal mutual savings association in 1998. The community-oriented financial institution currently operates two full-service offices in Dublin and Cleveland, Ohio.

     This news release contains certain forward-looking statements about the stock offering by OC Financial. These include statements regarding the offering and the consummation of the transaction.

     Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Bank and changes in the securities markets.